Exhibit 4.9

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

DATED November 29, 2023

(1) CANCER RESEARCH TECHNOLOGY LIMITED

TRADING AS CANCER RESEARCH HORIZONS

- and -

(2) ACHILLES THERAPEUTICS UK LIMITED

Patent assignment AND LICENCE

CONTENTS

Page

1	Definitions and interpretation	3
2	Assignment	4
3	Grant of licence	6
4	SUBLICENSING	8
5	Further assurance	8
6	Warranties	8
7	INDEMNITY	9
8	Liability	9
9	Confidential Information	9
10	Entire agreement	10
11	Notices	10
12	Announcements	10
13	Variation	10
14	TRANSFER OF RIGHTS	10
15	Severance	10
16	Waiver	10
17	Counterparts	11
18	Third party rights	11
19	DISPUTE RESOLUTION, GOVERNING LAW AND JURISDICTION	11
Schedule 1 - Existing assigned patents		12
Schedule 2 - LICENCE BACK TABLE 1		13
Schedule 3 - LICENCE BACK TABLE 2		15

This DEED is dated with effect from the date of the last signature below

BETWEEN:

(1)
ACHILLES THERAPEUTICS UK LIMITED (formerly named ACHILLESTX LIMITED and ACHILLES THERAPEUTICS LIMITED), a company duly organised and validly existing under the laws of England (company number 10167668) with its registered office at 245 Hammersmith Road, London W6 8PW (“AchillesTx”); and
(2)
CANCER RESEARCH TECHNOLOGY LIMITED, trading as CANCER RESEARCH HORIZONS, a company duly organised and validly existing under the laws of England (company number 01626049) with its registered office at [***] (“CRT”).

Each of the above parties is individually referred to as a “Party” and collectively as “Parties”.

BACKGROUND:

(A)
The Parties entered into a Licence Agreement dated 24 May 2016, which was subsequently amended on 18 May 2018, 11 October 2018 (the “LOHHLA Addendum”), 15 July 2020, 15 October 2020 and 22 January 2021 (together the "Licence Agreement") pursuant to which CRT granted various licences to AchillesTx including an exclusive licence, a non-exclusive licence, an exclusive vaccine licence and a non-exclusive vaccine licence in respect of the TRACERx Patents (as defined in the Licence Agreement). The Parties entered into the LOHHLA Addendum pursuant to which the LOHHLA Patents (as defined in the LOHHLA Addendum) were included in the TRACERx Patents and CRT granted various licences to the LOHHLA Patents to AchillesTx including an exclusive licence, a non-exclusive licence, an exclusive vaccine licence and a non-exclusive vaccine licence pursuant to the Licence Agreement. AchillesTx served a notice on CRT to exercise the Vaccine Option (as defined in the Licence Agreement) dated 4th May 2023.
(B)
In accordance with clause 8.1 of the Licence Agreement, AchillesTx may seek assignment of certain TRACERx Patents on the occurrence of certain triggering events listed in the same clause (the "Assignment Option"). On 6 April 2021, AchillesTx completed an initial public offering of shares in Achilles Therapeutics plc (which wholly owns AchillesTx), which constitutes a triggering event under clause 8.1.3 of the Licence Agreement. On 4 May 2021, Achilles issued a notice to CRT of its intention to exercise its Assignment Option with respect to certain TRACERx Patents.
(C)
For clarity, subject to the Assignment Option, the TRACERx Patents as at the Assignment Date are listed in Schedule 1 of this Deed (the “Existing Assigned Patents”). CRT agrees to assign the Existing Assigned Patents and all Patent Rights granted or issued from, associated with or derived from those patents (together the “Assigned Patents”) to AchillesTx and pursuant to the Licence Agreement. AchillesTx agrees to licence the Assigned Patents to CRT, in accordance with this Deed.
(D)
In accordance with the principles set out in the Licence Agreement, the Parties acknowledge that this Assignment Agreement (apart from ownership of the Assigned Patents) is not intended to affect the positions set out in the Licence Agreement.
(E)
In accordance with clause 4.5 of the LOHHLA Addendum, the Assignment Option does not apply in respect of the LOHHLA Patents and therefore, AchillesTx’s obligations in respect of the LOHHLA Patents shall continue in accordance with the Licence Agreement.

IT IS AGREED:

1.
Definitions and interpretation
1.1.
In this Deed:
1.1.1.
The words and expressions defined in the Licence Agreement (including in the LOHHLA Addendum) shall have the same meaning and effect in this Deed except where expressly stated otherwise or where the context requires otherwise.
1.1.2.
In this Deed:

"Assignment Date"	means the date of this Deed;
"Assignment Option"	has the meaning given in the Background section of this Deed;
“Assigned Patents”	has the meaning given in the Background section of this Deed;
“Commercial” “Licence Agreement”

any activity (including but not limited to Commercial Research), or party which is conducting any such activity, which is an activity: (i) that is, in whole or part, funded by a person or entity that is not a Funder; or (ii) that is undertaken at the request of or for the benefit of any entity that is not an Academic Organisation involved in such activity; or (iii) that is undertaken (as opposed to funded) in collaboration with any entity which is not an Academic Organisation; or (iv) under which a Third Party, which is not an Academic Organisation (or technology transfer organisation associated with such Academic Organisation) participating in such activity, will acquire any rights to, or access to, or ownership or control of, or exploitation of, (including by way of assignment or licence,) the results of such activity;

has the meaning given in the Background section of this Deed;

“Licence Back Table 1”	means the table attached as Schedule 2;
"Licence Back Table 2”	means the table attached as Schedule 3;
"LOHHLA Addendum"	has the meaning given in the Background section of this Deed;

1.2.
In this Deed:
1.2.1.
a reference to this Deed includes its schedules, appendices and annexes (if any), which shall be deemed to form a part of this Deed as if they had been expressly set out verbatim in the main body of this Deed;
1.2.2.
a reference to a ‘person’ includes a natural person, corporate or unincorporated body (in each case whether or not having separate legal personality) and that person’s personal representatives, successors and permitted assigns;

1.2.3.
a reference to a gender encompasses said gender as well as all genders;
1.2.4.
words in the singular include the plural and vice versa;
1.2.5.
any words that follow 'include', 'includes', 'including', ‘in particular’ or any similar words and expressions shall be construed as illustrative only and shall not limit the sense of any word, phrase, term, definition or description preceding those words;
1.2.6.
the table of contents and any clause, schedule or other headings in this Deed are included for convenience only and shall have no effect on the interpretation of this Deed; and
1.2.7.
a reference to legislation is a reference to that legislation as amended, extended, re-enacted or consolidated from time to time.
2.
Assignment
2.1.
In consideration of the sum of [***] (the receipt and sufficiency of which is hereby acknowledged by CRT), subject to the terms of this Deed including the licences granted to CRT under Clause 3, CRT hereby assigns to AchillesTx all of CRT’s right, title and interest in and to the Assigned Patents, including without limitation the right to claim priority therefrom, the right to apply for patent or similar protection in relation to any application in the Assigned Patents in any part of the world together with the right to bring, make, oppose, defend and appeal proceedings, claims or actions and obtain relief and recover damages in respect of all infringements and threatened infringements of such Assigned Patents, whether occurring before, on or after the Assignment Date. CRT warrants and represents as of the Assignment Date, that since the Effective Date of the Licence Agreement CRT has not granted, or agreed to grant, any licence to any Commercial Third Party in respect of the Assigned Patents to develop a Royalty Product with application in the Therapeutic Field or the Vaccine Therapeutic Field.
2.2.
From the Assignment Date, the Parties’ rights and obligations in the Licence Agreement in respect of the Assigned Patents (but not in respect of any other Intellectual Property or assets) are hereby terminated except for the following rights and obligations under the Licence Agreement which shall continue in full force and effect in accordance with their terms, as the same may have been expressly modified by this Deed:
2.2.1.
AchillesTx shall continue to observe and comply with the diligence obligations in accordance with clause 9 of the Licence Agreement;
2.2.2.
AchillesTx (and its Affiliates) shall not assign or license or permit or suffer to be assigned or licensed the Assigned Patents to a Tobacco Party or to an Affiliate of a Tobacco Party;
2.2.3.
Each Party shall continue to observe and comply with its obligations stated in:
(a)
clause 12 of the Licence Agreement (Milestone Payments);
(b)
clause 13 of the Licence Agreement (Royalties);
(c)
clause 14 of the Licence Agreement (Reporting and Payment);
(d)
clause 16.12 of the Licence Agreement (Indemnity Conditions);

(e)
clause 17 of the Licence Agreement (Intellectual Property Enforcement) and AchillesTx shall keep CRT informed of any Enforcement Actions which are controlled by AchillesTx, including with respect to its obligations under clause 17.2.4 of the Licence Agreement and shall give due consideration to any reasonable comments and suggestions of CRT with respect to such Enforcement Action; and
(f)
clause 18 of the Licence Agreement (Confidentiality); and
(g)
any other provision of the Licence Agreement which (including in respect of any accrued rights and liabilities) is reasonably required to survive the termination or expiry of the Licence Agreement in order to put into effect any of the provisions of this Deed.
2.3.
AchillesTx shall be responsible, in its sole discretion, to determine in which countries to maintain or Surrender the Assigned Patents. Achilles shall report to CRT once every calendar year details of the status of prosecution and maintenance of the Assigned Patents and respond to any questions that CRT may reasonably raise in respect of the information provided. Notwithstanding the foregoing discretion, if AchillesTx wishes to Surrender any of the Assigned Patents in any of the Core Countries (such Assigned Patents in such Core Countries being “Surrendered Patents”) then the following shall apply:
2.3.1.
prior to taking any steps to Surrender any of the Surrendered Patents, AchillesTx shall first provide CRT with at least [***] days’ notice of its intention identifying the Surrendered Patents;
2.3.2.
CRT shall have a right of step-in (to be exercised within [***] days of receiving notice from AchillesTx under Clause 2.3.1) to take over the Surrendered Patents (on its own behalf or on behalf of either or both of UCLB and the CRICK) and if it exercises such right: (i) AchillesTx will, at CRT's request, cost and expense, assign all its rights, title and interest in and to the Surrendered Patents to CRT and will sign, execute and deliver all such deeds and documents, as may be required for the purpose of giving full effect to this Clause 2.3.2 of this Deed including any relevant deeds and documents that may be held by AchillesTx’s patent attorneys (provided that such patent attorneys shall be permitted to retain copies of such documents for recordkeeping purposes); (ii) CRT shall be responsible for all costs and expenses associated thereafter with the Surrendered Patents; and (iii) CRT and its licensees shall only have the right to undertake acts that would otherwise infringe the Surrendered Patents in the applicable Core Countries and CRT shall ensure that they do not actively solicit sales of any products manufactured in the applicable Core Countries under the Surrendered Patents outside of the applicable Core Countries (for the avoidance of doubt, CRT and its licensees shall not be prohibited from making sales to fulfil unsolicited orders received from customers outside of the Core Countries); and
2.3.3.
if CRT does not exercise its step-in right in accordance with Clause 2.3.2, then AchillesTx may without breach of this Deed or the Licence Agreement, Surrender such Surrendered Patents.
2.4.
Notwithstanding the assignment of the Assigned Patents to AchillesTx pursuant to this Deed, each Party’s obligations in the Licence Agreement to the other Party in respect of the LOHHLA Patents shall remain in full force and effect.
2.5.
If the Licence Agreement is terminated:
2.5.1.
by AchillesTx pursuant to clause 22.2 of the Licence Agreement; or

2.5.2.
by CRT pursuant to clause 22.3 of the Licence Agreement; then upon written request from CRT, AchillesTx shall immediately cease all use and Exploitation of the Assigned Patents, and AchillesTx will and will procure that its Affiliates (as applicable) assign all of AchillesTx’s (and its Affiliates) rights, title and interest in and to the Assigned Patents to CRT and at CRT's request, cost and expense it will sign, execute and deliver all such deeds and documents, as may be required for the purpose of giving full effect to this Clause 2.5. For clarity assignment by AchillesTx of the Assigned Patents, shall not include any enhancement, development or improvement in or to the Assigned Patents that are not Assigned Patents.

3.
Grant of licence
3.1.
AchillesTx hereby grants to CRT under the Assigned Patents the licences set out in column 1 of Licence Back Table 1, each of which shall be deemed to be fully paid-up and royalty free. For clarity the back licences granted to CRT are as follows:
3.1.1.
CRT Back Licence 1;
3.1.2.
CRT Back Licence 2;
3.1.3.
CRT Back Licence 3;
3.1.4.
CRT Back Licence 4;
3.1.5.
CRT Back Licence 5;
3.1.6.
CRT Back Licence 6;
3.1.7.
CRT Back Licence 7; and
3.1.8.
CRT Back Licence 8.
3.2.
Each of the above licences in this Deed, and in the event granted to CRT pursuant to Clause 3.7 each of the licences in Clause 3.7, is referred to individually as a “CRT Back Licence” and collectively as the “CRT Back Licences”.
3.3.
The CRT Back Licences set forth in Clause 3.1 are granted in accordance with the provisions of Clause 3.5 and Schedule 2 below.
3.4.
Each CRT Back Licence is a separate licence that is discrete from all other CRT Back Licences and any variation, termination or disposition of any one CRT Licence shall not thereby affect any other CRT Back Licence.
3.5.
With reference to Licence Back Table 1 each CRT Back Licence set forth in Clause 3.1 is granted respectively:
3.5.1.
in the relevant Field stated in column 2; and
3.5.2.
on the terms set out in column 3.
3.6.
Save for the CRT Back Licences, CRT shall retain no other rights to the Assigned Patents that deviate from or otherwise encumber, limit or affect the Assigned Patents.

3.7.
In the event that:
3.7.1.
the CRT Licence under the Licence Agreement is terminated by CRT with respect to the Therapeutic Field pursuant to: (a) clause 9.14.2 of the Licence Agreement upon CRT request, and/or (b) unremedied material breach of clause 2.2.1 of this Assignment Agreement in relation to the Therapeutic Field by AchillesTx, AchillesTx shall immediately cease all use and Exploitation of the Assigned Patents in the Therapeutic Field, and AchillesTx hereby grants to CRT under the Assigned Patents the CRT Back Licence 9 set out in column 1 of Licence Back Table 2, which shall be deemed to be fully paid-up and royalty free; and CRT Back Licence 1 shall be deemed to be terminated.
3.7.2.
the Vaccine Licence under the Licence Agreement is terminated by CRT with respect to the Therapeutic Vaccine Field pursuant to: (a) clause 9.14.1 of the Licence Agreement; and/or (b) unremedied material breach of clause 2.2.1 of this Assignment Agreement in relation to the Therapeutic Vaccine Field by AchillesTx, upon CRT request, AchillesTx shall immediately cease all use and Exploitation of the Assigned Patents in the Therapeutics Vaccine Field, and AchillesTx hereby grants to CRT under the Assigned Patents the CRT Back Licence 10 set out in column 1 of Licence Back Table 2, which shall be deemed to be fully paid-up and royalty free; and CRT Back Licence 2 shall be deemed to be terminated.
3.7.3.
the CRT Licence under the Licence Agreement is terminated by CRT with respect to the Neo-Antigen Diagnostic Field pursuant to: (a) clause 9.14.3 of the Licence Agreement; and/or (b) unremedied material breach of clause 2.2.1 of this Assignment Agreement in relation to the Neo-Antigen Diagnostic Field by AchillesTx, upon CRT request, AchillesTx shall immediately cease all use and Exploitation of the Assigned Patents in the Neo-Antigen Diagnostic Field, and AchillesTx hereby grants to CRT under the Assigned Patents the CRT Back Licence 11 set out in column 1 of Licence Back Table 2, which shall be deemed to be fully paid-up and royalty free; and CRT Back Licence 3 shall be deemed to be terminated.
3.8.
The CRT Back Licences set forth in Clause 3.7 are granted in accordance with the provisions of Clause 3.7 and Schedule 3 below.
3.9.
With reference to Licence Back Table 2 each CRT Back Licence set forth in Clause 3.7 is granted respectively:
3.9.1.
in the relevant Field stated in column 2;
3.9.2.
on the terms set out in column 3.
3.10.
The Parties agree that, notwithstanding the provisions of this Assignment Agreement, the following provisions of the Licence Agreement shall continue to apply in full force and effect, mutatis mutandis, in accordance with the agreed principle that this Assignment Agreement (apart from ownership of the Assigned Patents) is not intended to affect the positions set out in the Licence Agreement, and in the event of any conflict or inconsistency between them clauses 5 and 10 in the Licence Agreement shall take precedence over this Agreement:
3.10.1.
clause 5; and
3.10.2.
clause 10.

Licences Termination

3.11.
The CRT Back Licences granted by AchillesTx pursuant to Clause 3 shall automatically terminate on a CRT Back Licence-by-CRT Back Licence basis and country-by-country basis on the earlier of:
3.11.1.
the first date on which there are no longer any Valid Claims, whether as a result of expiry of Surrender; or
3.11.2.
if AchillesTx assigns the Assigned Patents to CRT in accordance with Clause 2.3 or 2.5.
3.12.
The termination of any or all of the CRT Back Licences granted pursuant to Clause 3 shall not affect any accrued rights and liabilities of either Party at any time up to the date of termination.
4.
SUBLICENSING
4.1.
CRT may grant written sublicences of each relevant CRT Back Licence stated to be sublicensable in Licence Back Table 1 or Licence Back Table 2 (as applicable) provided that each such CRT sublicence does not grant rights in the Assigned Patents beyond those granted to CRT in Clause 3.1.
4.2.
If CRT wishes to enter into a written Commercial sublicence agreement with a Commercial third party after the Assignment Date under which CRT grants such Commercial third party a right to Exploit any Assigned Patents under CRT Back Licence 4, CRT Back Licence 5, CRT Back Licence 6, CRT Back Licence 7 and/or CRT Back Licence 8, CRT shall notify AchillesTX of the identity of the Commercial third party and the identity of the applicable CRT Back Licence(s) before negotiating the same and will provide: (i) the terms of the proposed Commercial sublicence prior to the proposed Commercial sublicence being entered into; and (ii) such further information, regarding the transaction as AchillesTx may reasonably request at the time. 3.1
5.
Further assurance
5.1.
AchillesTx shall be solely responsible for recording the change of ownership of the Assigned Patents with all relevant registries and shall do so as soon as reasonably practicable following the execution of this Deed.
5.2.
CRT agrees (at AchillesTx's request) to, at AchillesTx’s sole cost, use all reasonable endeavours to promptly execute such documents and perform such acts as may reasonably be required or desired by AchillesTx to give effect to this Deed, including any short form assignments required by the relevant registries.
6.
Warranties
6.1.
Each Party warrants and represents that it has the right, power and authority to enter into this Deed and to perform its respective obligations in accordance with the terms of this Deed.
6.2.
CRT acknowledges that any conditions, warranties or other terms implied by statute or common law with respect to the Assigned Patents are excluded from this Deed to the full extent permitted by law.
6.3.
Neither Party gives to the other Party any warranty, representation or undertaking:
6.3.1.
that any of the Assigned Patents are or will be valid or subsisting or (in the case of applications) will proceed to grant; or

6.3.2.
that any Exploitation of any of the Assigned Patents or the exercise of any other rights licensed under this Deed, will not infringe the Intellectual Property or other rights of any third party.
7.
INDEMNITY
7.1.
If CRT enters into a Commercial sublicence agreement with a Commercial third party after the Assignment Date under which CRT grants such Commercial third party a right to Exploit any Assigned Patents under CRT Licence 4, CRT Licence 5, CRT Licence 6, CRT Licence 7 and/or CRT Licence 8 and under such sublicence agreement CRT obtains an indemnity from such Commercial third party in favour of CRT in respect of loss or damage caused by the use or Exploitation of the Assigned Patents that have been sublicensed, then CRT shall use all reasonable endeavours to extend that indemnity from such third party to AchillesTx and its wholly owned Affiliates and their officers and employees (each an “AchillesTx Indemnified Party” and together the “AchillesTx Indemnified Parties”) pursuant to such sublicence agreement, save to the extent such liability arises from: (i) a breach by AchillesTx of any term of this Deed and/or the Licence Agreement; or (ii) the negligence of any of the AchillesTx Indemnified Parties. The Parties acknowledge that CRT shall be able to enter into a binding written sublicence agreement with any Commercial third party under CRT Back Licence 4, CRT Back Licence 5, CRT Back Licence 6, CRT Back Licence 7, CRT Back Licence 8, CRT Back Licence 9, CRT Back Licence 10 and/or CRT Back Licence 11 (but not any other CRT Back Licence), without obtaining the indemnity in favour of the AchillesTx Indemnified Parties if, notwithstanding use of CRT’s all reasonable endeavours, CRT has been unable to obtain the extension of the indemnity referred to above.
8.
Liability

Special, Indirect and Other Losses

8.1.
Subject to clause 8.3, in no event shall any Party or any of their respective Affiliates be liable for breach of contract, statutory duty, negligence or in any other way for special, indirect, incidental, punitive or consequential damages or for any indirect economic loss or indirect loss of profits suffered by any other Party or their respective Affiliates.

Limitation

8.2.
Any and all liability of CRT arising under or in connection with this Deed for any reason whatsoever including breach and negligence shall be covered by and form part of the cap on liability in favour of CRT set out in clause 20.2 of the Licence Agreement.

No Exclusion

8.3.
Nothing in this Deed shall limit or be construed to limit in any way any liability under this Deed:
8.3.1.
of either Party (or its respective Affiliates) in respect of (i) death or personal injury caused by that Party’s (or its respective Affiliates’) negligence; (ii) any fraud or fraudulent misrepresentation; or (iii) any other liability which, by rule of law, may not be excluded or limited by contract between Parties;
8.3.2.
of AchillesTx under clauses 2.2.3 (a), (b) and (e).
9.
Confidential Information
9.1.
For clarity, any and all Confidential Information generated by either or both Parties under this Deed shall be deemed to be Confidential Information under the Licence Agreement and subject to clause 18 (Confidentiality) of the Licence Agreement.

10.
Entire agreement

This Deed and the Licence Agreement contain the entire understanding of each of the Parties hereto with respect to the transactions and matters contemplated hereby and supersedes all prior agreements and understandings relating to the subject matter hereof.

11.
Notices
11.1.
All notices required to be served by the Parties to this Deed under the terms hereof shall be sufficiently served if dispatched by first class post or commercial courier to the addresses of each of the Parties set out below. All such notices shall be deemed received within three (3) business days after such dispatch.
11.2.
If to:
11.2.1.
AchillesTx: 245 Hammersmith Road, London, United Kingdom, W6 8PW;
11.2.2.
CRT: [***], marked for the attention of the Chief Executive Officer and any modification or amendment to such address must itself be notified in writing to the other Parties in accordance with the terms of this Clause.

12.
Announcements

No announcement or other public disclosure concerning this Deed or any of the matters contained in it shall be made by, or on behalf of, a Party without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed), except as required by law, any court, any governmental, regulatory or supervisory authority (including any recognised investment exchange) or any other authority of competent jurisdiction.

13.
Variation

No variation of this Deed shall be valid or effective unless it is in writing, refers to this Deed and is duly signed or executed by, or on behalf of, each Party.

14.
TRANSFER OF RIGHTS

CRT may not assign, or subcontract (not being a sublicence), any right or obligation under this Deed, in whole or in part, without AchillesTx’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

15.
Severance

If any provision of this Deed (or part of any provision) is or becomes illegal, invalid or unenforceable, the legality, validity and enforceability of any other provision of this Deed shall not be affected.

16.
Waiver

No failure, delay or omission by either Party in exercising any right, power or remedy provided by law or under this Deed shall operate as a waiver of that right, power or remedy, nor shall it preclude or restrict any future exercise of that or any other right or remedy. No single or partial exercise of any right, power or remedy provided by law or under this Deed shall prevent any future exercise of it or the exercise of any other right, power or remedy.

17.
Counterparts
17.1.
This Deed may be executed in any number of separate counterparts, each of which when executed and delivered shall be an original, and such counterparts taken together shall constitute one and the same Deed.
17.2.
Each Party may evidence their execution of this Deed by transmitting by email a signed signature page of this Deed in PDF format together with the final version of this Deed in PDF or Word format, which shall constitute an original signed counterpart of this Deed.
18.
Third party rights

Save where the provisions of sub-clause 29.7.8 of the Licence Agreement may continue to apply to matters referred to under Clause 2.2 of this Deed, no one other than a Party to this Deed their successors and permitted assignees shall have any right to enforce any of its provisions.

19.
DISPUTE RESOLUTION, GOVERNING LAW AND JURISDICTION

All controversies or claims of whatever nature arising out of or relating in any manner whatsoever to this Deed or any of the documents referred to in this Deed, including but not limited to a controversy or claim involving the validity, enforceability, interpretation or construction of this Deed or any of the documents referred to in this Deed, shall be resolved in all respects in accordance with clause 31 of the Licence Agreement (with all references to the Agreement being deemed to be references to this Deed).

Schedule 1

EXISTING ASSIGNED Patents

[***]

Schedule 2

LICENCE BACK TABLE 1:

LICENCES GRANTED BY ACHILLES TO CRT

(1)	(2)	(3)
Name of Licence	Field	Licence Back Terms
“CRT Back Licence 1”	Therapeutic Field

Non-exclusive, worldwide, perpetual and irrevocable sub-licence (with a right to sub-licence across multiple tiers) to grant Academic Rights, in each case in accordance with, on the same terms, and subject to the same restrictions, as are set out in Clause 5 of the Licence Agreement.

“CRT Back Licence 2”	Therapeutic Vaccine Field concerning or targeting Private Neo-Antigens

Non-exclusive, worldwide, perpetual and irrevocable sub-licence (across multiple tiers): to grant Academic Rights, in each case in accordance with, on the same terms, and subject to the same restrictions, as are set out in Clause 5 of the Licence Agreement.

“CRT Back Licence 3”	Neo-Antigen Diagnostic Field

Non-exclusive, worldwide, perpetual and irrevocable sub-licence (across multiple tiers): to grant Academic Rights, in each case in accordance with, on the same terms, and subject to the same restrictions, as are set out in Clause 5 of the Licence Agreement

“CRT Back Licence 4”	Therapeutic Vaccine Field concerning or targeting Public Neo-Antigens	Non-exclusive, worldwide, perpetual and irrevocable, with a right to sub-license across multiple tiers for all uses including Exploitation
“CRT Back Licence 5”	All fields concerning or targeting Public Neo-Antigens outside: (i) the Therapeutic Vaccine Field; and (ii) the Therapeutic Field concerning or targeting Public Neo-Antigens	Exclusive (to the exclusion of AchillesTX), worldwide, perpetual and irrevocable, with a right to sub-license across multiple tiers for all uses including Exploitation
“CRT Back Licence 6”	Therapeutic Antibody Field	Non-exclusive, worldwide, perpetual and irrevocable, with a right to sub-license across multiple tiers for all uses including Exploitation
“CRT Back Licence 7”	Non Neo-Antigen Diagnostic~~s~~ Field	Non-exclusive, worldwide, perpetual and irrevocable, with a right to sub-license across multiple tiers for all uses including Exploitation
“CRT Back Licence 8”	All fields outside of Therapeutic Field, Therapeutic Vaccine Field, Therapeutic Antibody Field, Neo- Antigen Diagnostic Field and Non Neo-Antigen Diagnostic Field	Exclusive (to the exclusion of AchillesTX), worldwide, perpetual and irrevocable, with a right to sub-license across multiple tiers for all uses including Exploitation

All such licences are subject to the other provisions of this Assignment Agreement, including but not limited to Clause 3.10, as applicable.

Schedule 3

LICENCE BACK TABLE 2:

ADDITIONAL LICENCES GRANTED BY ACHILLES TO CRT

(1)	(2)	(3)
Name of Licence	Field	Licence Back Terms
“CRT Back Licence 9”	Therapeutic Field	Exclusive (to the exclusion of AchillesTX), worldwide, perpetual and irrevocable, with a right to sub-license across multiple tiers for all uses including Exploitation
“CRT Back Licence 10”	Therapeutic Vaccine Field	Exclusive (to the exclusion of AchillesTX), worldwide, perpetual and irrevocable, with a right to sub-license across multiple tiers for all uses including Exploitation
“CRT Back Licence 11”	Neo-Antigen Diagnostic Field	Exclusive (to the exclusion of AchillesTX), worldwide, perpetual and irrevocable, with a right to sub-license across multiple tiers for all uses including Exploitation

All such licences are subject to the other provisions of this Assignment Agreement, including but not limited to Clause 3.10, as applicable.

executed as a deed by the parties and delivered on the date set out at the head of this Deed.

Executed as a deed by CANCER RESEARCH TECHNOLOGY LIMITED trading as CANCER RESEARCH HORIZONS	In the presence of:

[***]	[***]
Director Name	Witness Name

[***]	[***]
Director Signature	Witness Signature

November 29, 2023	[***]
Date	Witness Address

November 29, 2023
Date

Executed as a deed by ACHILLES THERAPEUTICS UK LIMITED acting by	In the presence of:

[***]	[***]
Director Name	Witness Name

[***]	[***]
Director Signature	Witness Address

November 28, 2023	[***]
Date	Witness Signature

November 28, 2023
Date